SCHEDULE 13D

                                 (RULE 13D-101)

Information to be included in statements filed pursuant to Rule 13d-1(a) and amendments thereto filed pursuant to Rule 13d-2(a).

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13 D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                       Morgan Grenfell Small Cap Fund Inc
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    617357108
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                                 (CUSIP Number)

    Morgan Grenfell SMALLCap Fund, Incorporated, 885 Third Avenue, New York,
                                  NY 10022-4802

                             Phone # (212) 230 2600
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               (Name, Address, Telephone No of Person Authorised
                      to Receive Notices & Communications)

                                15th October 1996
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             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7).

CUSIP No.                                                              617357108
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1)   Names of Reporting Persons/S. S. or I.R.S. Identification Nos. of Above
     Persons Morgan Grenfell Asset Management Limited, [parent holding company] on behalf of subsidiary companies: Morgan Grenfell International Funds Management Limited, Morgan Grenfell Investment Management Limited and Morgan Grenfell Trust Managers Limited.

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2)   Check the Appropriate Row if a Member of a Group
     (a) See 1) above
     (b) n/a

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3)    SEC Use Only ____________________________________________________________

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4)   Source of Funds                   OO - Discretionary Funds under Management

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5)   Check if Disclosure of Legal  Proceedings is Required Pursuant to Item 2(d)
     or 2(e) n/a

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6)   Place of Organisation                                               England

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     Number of                     (7) Sole Voting Power                 494,374
     Shares      Bene-
     ficially Owned by             (8) Shared Voting Power                   n/a
     Each
     Reporting                     (9) Sole Dispositive Power            494,374
     Person With
                                  (10) Shared Dispositive Power              n/a

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11)   Aggregate Amount Beneficially Owned by Each Reporting Person

Morgan Grenfell International Funds Management
  Limited [ineligible institution]                                        69,564
Morgan Grenfell Investment Management Limited [ineligible institution]   104,817
Morgan Grenfell Trust Managers Limited. [ineligible institution]         319,993
Aggregated holding                                                       494,374

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12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares       n/a

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13)  Percent of Class Represented by Amount in Row (11)
     Morgan Grenfell International Funds Management Limited
       [ineligible institution]                                             0.77
     Morgan Grenfell Investment Management Limited
       [ineligible institution]                                             1.15
     Morgan Grenfell Trust Managers Limited                                 3.52

    Aggregated                                                              5.44

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14) Type of Reporting Person                                         HC [of IAs]

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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                               17th October 1996
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                                                                          (Date)

                                                                  /s/ H C Benson
                                       -----------------------------------------
                                                                     (Signature)

                                                                      H C Benson
                                                         Chief Operating Officer
                                       -----------------------------------------
                                                                (Name and Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorised representative. If the statement is signed on behalf of a person by his authorised representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be field with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


            ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).